FORD CREDIT

U.S. Retail Securitization

February 2020

Free Writing Prospectus

Registration Statement No. 333-225949

Ford Credit Auto Receivables Two LLC (the "depositor")

Ford Credit Auto Owner Trusts (the "issuer")

This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-800-831-9146.

Overview

- Ford Credit has been originating retail installment sales contracts since 1959 and securitizing its retail contracts since 1988
- Ford Credit has had an active publicly-registered securitization program for retail contracts since 1989 and has issued asset-backed securities in more than 80 transactions under this program
- Ford Credit offers retail asset-backed securities through various channels:
  - Publicly-registered transactions
  - Rule 144A transactions
  - Other private transactions
- Collateral composition has trended in line with the industry and Ford Credit's strategy – we securitize what we originate
- Structural elements have remained consistent – similar structure in place for over 15 years

Business Update

Number of Retail Receivables Originated (000)


899
719
705
729
588
2015
2016
2017
2018
2019

	2015	2016	2017	2018	2019
Avg. # of Contracts Outstanding (000)	2,005	2,106	2,145	2,195	2,141

Financing Share* Retail Installment and Lease


65%
56%
55%
58%
51%
2015
2016
2017
2018
2019

* Retail Installment and lease share of Ford/Lincoln retail sales (excludes fleet sales)

- Ford Credit provides support for Ford and Lincoln dealers and customers through all business cycles
- Changes in origination volumes generally reflect the changes in Ford's sales and Ford Credit's financing share
- Changes in financing share are primarily driven by the availability and type of Ford-sponsored marketing programs

Portfolio Credit Metrics

Weighted Average FICO® at Origination*


736
734
741
741
742
2015
2016
2017
2018
2019

* Based on year of origination

Repossessions as a % of the Average Number of Contracts Outstanding


1.12%
1.21%
1.29%
1.28%
1.24%
2015
2016
2017
2018
2019

Average Net Loss on Charged-Off Contracts


$4,445
$6,245
$6,640
$6,100
$6,131
2015
2016
2017
2018
2019

Net Losses as a % of the Average Portfolio Outstanding


0.38%
0.54%
0.61%
0.54%
0.52%
2015
2016
2017
2018
2019

Securitization Pool Metrics

Weighted Average FICO at Origination


731 731 731 734 732 736 736 734 739 737 739 738 736 740
2015-A 2015-B 2015-C 2016-A 2016-B 2016-C 2017-A 2017-B 2017-C 2018-A 2018-B 2019-A 2019-B 2019-C

Weighted Average Payment-to-Income (%)


8.5 8.5 8.6 8.6 8.7 8.7 8.6 8.7 8.6 8.6 8.5 8.7 8.7 8.8
2015-A 2015-B 2015-C 2016-A 2016-B 2016-C 2017-A 2017-B 2017-C 2018-A 2018-B 2019-A 2019-B 2019-C

New / Used (%)


New
Used
11 11 11 11 11 10 9 10 10 12 13 12 11 11
89 89 89 90 89 90 91 90 90 88 87 88 89 89
2015-A 2015-B 2015-C 2016-A 2016-B 2016-C 2017-A 2017-B 2017-C 2018-A 2018-B 2019-A 2019-B 2019-C

Car / Light Truck / Utility (%)


Car
Light Truck
Utility
Other*
30 30 31 30 31 34 34 34 34 34 38 38 37 38
44 44 43 44 44 42 44 44 47 50 47 49 50 49
25 25 25 25 24 23 23 22 20 16 15 13 13 13
2015-A 2015-B 2015-C 2016-A 2016-B 2016-C 2017-A 2017-B 2017-C 2018-A 2018-B 2019-A 2019-B 2019-C

* Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize

Securitization Pool Metrics (Cont'd)

% Subvened-APR Receivables (%)


51.4
50.4
53.1
58.5
59.8
66.7
66.3
65.5
59.9
54.8
62.2
68.3
69.3
72.6
2015-A
2015-B
2015-C
2016-A
2016-B
2016-C
2017-A
2017-B
2017-C
2018-A
2018-B
2019-A
2019-B
2019-C

% of Contracts > 60 Month Original Term (%)


44.7
46.4
52.5
57.1
54.2
54.5
55.1
57.0
58.2
57.6
58.0
56.4
57.3
61.2
2015-A
2015-B
2015-C
2016-A
2016-B
2016-C
2017-A
2017-B
2017-C
2018-A
2018-B
2019-A
2019-B
2019-C

Weighted Average Loan-to-Value (%)


94.5
94.6
95.9
96.9
97.7
98.3
98.2
98.6
97.3
96.8
97.7
98.8
99.0
98.9
2015-A
2015-B
2015-C
2016-A
2016-B
2016-C
2017-A
2017-B
2017-C
2018-A
2018-B
2019-A
2019-B
2019-C

Wtd. Average FICO for Contracts > 60 Month Original Term


701
702
708
716
710
713
714
714
720
718
719
716
715
720
2015-A
2015-B
2015-C
2016-A
2016-B
2016-C
2017-A
2017-B
2017-C
2018-A
2018-B
2019-A
2019-B
2019-C

U.S. Retail Securitization

Structure Overview


% of Initial Adjusted Pool Balance
Class A notes ("AAA")
95.00%
Class B notes ("AA")
3.00%
Class C notes ("A")
2.00%
Reserve Account
0.25%
Excess Spread
Initial Overcollateralization
0.00%
Total Initial Class A Hard Credit Enhancement
5.25%

- **Credit enhancement in the retail securitization program includes:**
  - **Subordination of junior notes**
  - **Cash reserve**
  - **Excess spread (used to build target overcollateralization)**
- **Senior/subordinate, sequential pay structure**

Target OC = Sum of:

1. YSOC
2. 2.0% of initial adjusted pool balance
3. 1.5% of current pool balance less reserve

Retail Pool Performance: Cumulative Net Losses


2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
Loss Ratio
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56 57 58 59 60
Months Since Settlement
03-A 03-B
04-A 05-A
05-B 05-C
06-A 06-B
06-C 07-A
07-B 08-A
08-B 08-C
09-A 09-B
09-C 09-D
09-E 10-A
10-B 11-A
11-B 12-A
12-B 12-C
12-D 13-A
13-B 13-C
13-D 14-A
14-B 14-C
15-A 15-B
15-C 16-A
16-B 16-C
17-A 17-B
17-C 18-A
18-B 19-A
19-B 19-C

Long History Of Consistent Performance Through Multiple Cycles

FORD CREDIT

U.S. Retail/Lease Origination and Servicing Strategy

Origination Process

- Dealers submit credit applications and proposed financing terms electronically to Ford Credit
- Ford Credit obtains a credit report for the applicant(s) and uses its proprietary origination system to complete compliance and other checks, including fraud alerts and ID variations
- Credit decisions are made electronically or by an analyst and returned electronically to dealers
- The origination process is not governed by strict limits and is judgment-based, using well-established purchasing standards and procedures to support consistent credit decisions
- Purchase quality guidelines set portfolio targets for lower and marginal quality contracts
- Risk factor guidelines are applicable to specific application attributes including affordability measures such as PTI and DTI ratios, LTV, FICO score and term
  - For less creditworthy applicants or if there is a discrepancy in the information provided by the applicant, the credit analyst may verify the identity, employment, income, residency and other applicant information using Ford Credit's procedures before making a decision
- Credit analysts' decisions are reviewed regularly to ensure they are consistent with origination standards and credit approval authority
- Risk management portfolio performance is analyzed quarterly

Origination Scoring Models

- Ford Credit's origination process is supported by proprietary scoring models, which assess the creditworthiness of the applicant(s) using the credit application, credit bureau report and other sources
  - The models produce a risk score (probability of payment) that is updated in real time as inputs change
- New origination scoring models are developed on a regular cycle plan. In October 2018, Ford Credit began using certain consumer origination scoring models developed using new and advanced statistical tools to enhance its assessment of an applicant's creditworthiness
- Ford Credit regularly reviews its models to confirm the business significance and statistical predictability of the variables. Adjustments may be made to improve the performance of the origination scoring models between development cycles to react quickly to portfolio performance shifts and macroeconomic conditions
- Completed launch dates for the most recently redeveloped origination scoring models are as follows:

U.S. Scoring Models	Redeveloped Date
Consumer	January 2018
Commercial	January 2019
Commercial Line of Credit	May 2017

Behavioral Scoring Models

- Ford Credit uses proprietary behavioral scoring models to assess the probability of payment default for each receivable on its payment due date
- These models assess the risk of a customer defaulting using a number of variables, including origination characteristics, customer account history, payment patterns, expected loss or severity and periodically updated credit bureau information
- Output of the behavioral scoring models is a proprietary score (probability of default) that determines:
  - How soon an obligor will be contacted after a payment becomes delinquent
  - How often the obligor will be contacted during the delinquency
  - How long the account will remain in early stage collections before it is transferred to late stage
- New behavioral scoring models are developed on a regular cycle plan
- Ford Credit regularly reviews the behavioral scoring models to confirm the continued statistical predictability of the variables. Adjustments may be made to improve the performance of the behavioral scoring models between development cycles
- Completed launch dates of the most recently redeveloped behavioral scoring models are as follows:

U.S. Scoring Models	Redeveloped Date
Consumer	February 2018
Commercial	January 2019

FORD CREDIT

Appendix

Net Losses To Receivables Ratio

Total Ford Credit Retail Receivables Portfolio
Net Losses as % of Average Portfolio Outstanding*


1.9%
1.5%
0.9%
0.7%
0.8%
1.5%
1.5%
0.7%
0.5%
0.3%
0.3%
0.3%
0.4%
0.5%
0.6%
0.5%
0.5%
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

* Portfolio net losses: Net losses of the portfolio as a percentage of average portfolio outstanding. For more information, you should read "Sponsor and Servicer – Delinquency, Repossession and Credit Loss Information" in the Prospectus

U.S. Origination Metrics and Credit Loss Drivers

Retail & Lease FICO and Higher Risk Mix (%)


Higher Risk Portfolio Mix (%)
747
747
741
747
750
753
6%
6%
6%
6%
6%
6%
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019

Retail Repossessions (000) and Repossession Rate (%)


Repossession Rate (%)
7
7
7
6
7
7
1.26%
1.26%
1.24%
1.13%
1.32%
1.27%
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019
60+ Day Delinquencies*
0.14%
0.13%
0.13%
0.11%
0.14%
0.14%

Retail Contract Terms


Retail = 84 months Placement Mix (%)
66 mo
65 mo
65 mo
65 mo
66 mo
65 mo
4%
5%
5%
3%
3%
3%
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019

Retail Charge-Offs ($M) and LTR Ratio (%)


LTR Ratio (%)
$61
$80
$65
$45
$61
$76
0.51%
0.66%
0.55%
0.39%
0.51%
0.63%
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Severity (000)
$9.8
$10.6
$10.9
$10.4
$10.3
$11.4

* Disciplined and consistent underwriting practices
* Portfolio quality evidenced by FICO scores and consistent risk mix
* Delinquencies and repossessions remained low
* Extended-term contracts relatively small part of our business
* Strong loss metrics reflect healthy consumer credit conditions

* Excluding bankruptcies